SEPARATION AND TRANSITION AGREEMENT
AND GENERAL RELEASE OF CLAIMS

THIS SEPARATION AND TRANSITION AGREEMENT AND GENERAL RELEASE OF CLAIMS (the “Agreement”) is entered into by and between Mr. John Kurtzweil (“Executive”) and Extreme Networks, Inc. (the “Company”). This Agreement will become effective on the eighth day after it is signed by Executive (the “Effective Date”), provided that Executive has not revoked this Agreement (by email notice to aamadia@extremenetworks.com) prior to that date.
FACTUAL RECITALS
This Agreement is entered into with respect to the following facts:
A.    Executive is employed by the Company as its Senior Vice President, Chief Financial Officer;
B.    Executive’s employment with the Company as its Senior Vice President, Chief Financial Officer will cease effective June 1, 2014 (the “Transition Start Date”); and
C.    Executive shall remain an employee of the Company as Special Assistant to the CEO in a transition role supporting the Company’s needs as further described below until September 30, 2014 (the “Separation Date”); and
D. Upon separation, it is the Company's desire to provide Executive with certain separation benefits as set forth in more detail in Section 3 herein that he would not otherwise be entitled to receive based upon his separation from the Company, and to resolve any claims that Executive has or may have against the Company.
Accordingly, Executive and the Company now agree as set forth below.
AGREEMENT
1.    Separation from Employment as SVP, CFO, and Related Positions and Offices; Transition Role. Executive hereby confirms the cessation of his employment with the Company as Senior Vice President, Chief Financial Officer, and from all positions and offices that he held with the Company (except for his transition role as Special Assistant to the CEO and except for Directorships of various foreign subsidiaries of the Company for some period of time until the stockholders of such subsidiaries are able to elect a replacement) effective as of the Transition Start Date. From the Transition Start Date through and including the Separation Date, Executive will serve the Company in a transition role as Special Assistant to the CEO and will perform those duties and have those responsibilities as assigned to him by the CEO as reasonably requested including but not limited to transition assistance and Company will continue to verify and confirm Executive's employment with the Company in this transition capacity. At any time both before and after the Separation Date, Executive will sign any documents reasonably required to be signed while he remains in the capacity of a Director or Officer of a foreign subsidiary including but not limited to consents associated with the legal entity consolidation as well as documents confirming Executive’s resignation as a Director or Officer of a foreign subsidiary.

2.    Acknowledgment of Payment/Receipt of All Wages and Benefits. Except wages (including Q4 FY2014 and Q1 FY2015 bonuses, if earned) to be paid from the date of this Agreement through and including the Separation Date and payment of expense reimbursements owed to Executive through the Separation Date, Executive acknowledges that he has been paid in full all wages (including, but not limited to, base salary, commissions, and accrued, unused paid time off), and has received all benefits, that Executive earned during his employment with the Company. Executive understands and agrees that he is not entitled to, and shall not receive, any further compensation or benefits from the Company after the Separation Date except as set forth below in Section 3 herein.
3.    Severance Payment. Subject to Executive's execution of this Agreement (without revocation during the eight-day revocation period described below) and compliance with the terms of this Agreement, the Company shall provide Executive with a lump sum payment of $385,000 less applicable withholding, which amount represents twelve (12) months’ current base salary, no earlier than January 1, 2015 and by no later than January 15, 2015. Beginning on the Separation Date, the Company shall make twelve (12) months of COBRA payments on behalf of Executive should Executive elect to extend COBRA for this period to cover all currently enrolled participants as of the Transition Start Date.
4.    General Release of Claims. As consideration for the severance amount described in Section 3 herein, Executive and his successors release the Company, its parents and subsidiaries, and each of those entities' respective current and former shareholders, investors, directors, officers, employees, agents, accountants, attorneys, tax advisors, insurers, legal successors and assigns, of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Executive signs this Agreement, including, but not limited to, any claims for breach of express or implied contract, wrongful termination, constructive discharge, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, pregnancy, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, or any other applicable law. Notwithstanding the above release of claims, it is expressly understood that this release does not apply to, and shall not be construed as, a waiver or release of any claims or rights that cannot lawfully be released by private agreement. This release of claims shall not affect Executive's existing indemnity rights from the Company (whether pursuant to contract or statute, including, but not limited to, his indemnity rights pursuant to California Labor Code section 2802), which rights shall remain in full force and effect. In addition, the above release of claims, is not intended to apply to or impact any continuing obligations the Company may have related to Executive's 401(k).
5.    Civil Code Section 1542 Waiver. Executive acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Executive waives any rights that he has or may have under section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed in Section 3 above.
6.    Agreement Not To Assist With Other Claims. Executive agrees that he shall not, at any time in the future, encourage any current or former Company employee, or any other person or entity, to file any legal or administrative claim of any type or nature against the Company or any of its officers or employees. Executive further agrees that he shall not, at any time in the future, assist in any manner any current or former Company employee, or any other person or entity, in the pursuit or prosecution of any legal or administrative claim of any type or nature against the Company or any of its officers or employees. This Section shall not apply to the Executive's participation in any legal or administrative proceeding pursuant to a duly-issued subpoena or other compulsory legal process.
7.    Prior Agreement and Return of Company Property. Executive acknowledges and agrees that he shall continue to be bound by and comply with the terms of any proprietary rights, assignment of inventions, and/or confidentiality agreements between the Company and Executive, a copy of each having been provided to Executive at his request. To the extent that he has not already done so, by the Separation Date, Executive will promptly return to the Company, in good working condition, all Company property and equipment that is in Executive's possession or control, including, but not limited to, any PDAs, files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, financial records, and all documents (whether in paper, electronic, or other format, and all copies thereof) that Executive prepared or received in the course of his employment with the Company. Notwithstanding the prior sentence, Executive may retain his currently-issued company laptop computer provided Executive loans the laptop to the IT Department to allow the IT Department to remove all corporate data retained thereon.
8.    Non-Disparagement. Executive agrees that he will not make any disparaging statements about the Company, or any of its services, products, officers, employees, or directors, except to the extent that such statements are made truthfully in response to a duly-issued subpoena or other compulsory legal process. The Company Agrees that its officers, employees, or directors will not make any disparaging statements about the Executive, or any of his work product, except to the extent that such statements are made truthfully in response to a duly issued subpoena or other compulsory legal process.
9.    Non-Solicitation. Executive agrees that for a period of one year following the Separation Date, he will not, on behalf of himself or any other person or entity, directly or indirectly solicit any employee of the Company to terminate his/her employment with the Company.
10.    Section 409A Compliance. The Company intends that income provided to the Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code (“Section 409A”). The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to the Executive pursuant to this Agreement. In any event, except for the Company's responsibility to withhold applicable income and employment taxes from compensation paid or provided to the

Executive, the Company shall not be responsible for the payment of any applicable taxes incurred by the Executive on compensation paid or provided to the Executive pursuant to this Agreement. In the event that any compensation to be paid or provided to Executive pursuant to this Agreement may be subject to the excise tax described in Section 409A, the Company may delay such payment for the minimum period required in order to avoid the imposition of such excise tax.
11.    Stock Options. Vesting of Executive’s option shares shall cease effective the Separation Date. Executive's rights with respect to the exercise of vested shares, and all equity interest(s) shall continue to be governed by and subject to the terms and conditions of the Extreme Networks, Inc. 2013 Equity Incentive Plan and related stock option and restricted stock unit agreements or any other applicable equity plans/agreements.
12.    Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.
13.    Severability. If any provision of this Agreement is deemed invalid, illegal, or unenforceable, that provision will be modified so as to make it valid, legal, and enforceable, or if it cannot be so modified, it will be stricken from this Agreement, and the validity, legality, and enforceability of the remainder of the Agreement shall not in any way be affected. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives.
14.    Dispute Resolution. In the event of any disputes or claims between the parties, including, but not limited to, any claims that are based upon or arise out of this Agreement or any alleged breach of this Agreement, the parties agree that all such disputes or claims shall be resolved by binding arbitration in the manner described in Executive’s Offer Letter dated May 4, 2012 (the “Employment Agreement”), a copy of which will be provided to Executive at his request.
15.    Entire Agreement and Modification. This Agreement, along with any agreements described herein, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations and agreements between the parties, whether written or oral, including the Employment Agreement), which agreements are hereby terminated and of no further legal force or effect. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Executive.
EXECUTIVE ACKNOWLEDGES THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS (AS DESCRIBED ABOVE IN SECTIONS 4 AND 5) HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EXECUTIVE UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 8 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 8-DAY PERIOD HAS PASSED. EXECUTIVE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE SEVERANCE AMOUNT DESCRIBED IN SECTION 3, WHICH HE WOULD NOT OTHERWISE BE ENTITLED TO RECEIVE.

AGREED: Date:	May 19, 2014		/s/ John Kurtzweil
Mr. John Kurtzweil
Date:	May 19, 2014		EXTREME NETWORKS, INC.
		By:	/s/ Allison Amadia
		Name:	Allison Amadia
		Title:	Vice President, General Counsel and Corporate Secretary